Exhibit 10.20

Scientific Research Technology Contract

Contract Number: MH20130343

Project Name: Coating type super capacitor electrode material compounding process

Principal: Zhejiang Forest Bamboo Tech. Ltd. (Party A)

Undertaker: Harbin Institute of Technology (Party B)

Signed date: 2013-07-12

Contract Term: 2013-07-12 till 2014-02-12

Contract Content: the goal of the research subject is the formation of electrode paste using KOH activated carbon produced by Party A as raw material, which is the average particle size range, the selection of conductive addictive and binders, the ratio of various materials and preparation method of mixed paste.

Party A’s Obligations and Rights

1. Party A shall provide 200,000 yuan as funding for the project.

2. Party A shall cover travel expenses and accommodation costs when Party B’s research staff come to the designated placed by Party A for the project. Party A shall also pay 50 yuan/day living allowance for the students who work for A from B.

3. Party A shall regularly check on the progress of the project and provide suggestions.

4. Party A shall have the right to question when Party B fails to conduct the research according to rules and time requirement.

5. Party A shall follow confidentiality agreement in terms of the research.

Party B’s Obligations and Rights

1. Party B shall conduct the research and regularly report to Party A on the progress of the project.

2. Party B shall submit research report which will be reviewed and accepted by the Inspection Team formed by members from both parties.

3. Party B shall follow confidentiality agreement in terms of the research.

4. Party B shall be obligated to keep confidentiality of the relevant data, materials and formula and any other information provided by Party A.

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5. Party B shall have the right to request for research fee after completion of each stage of the project.

6. At each stage of the project, Party B shall assist Party A to prepare project applications and appraisal reports.

Stages and Plans for the Project:

2013-07 to 2013-11: Party B shall collate information and technical data.

2013-12 to 2014-01: Party B shall come to Party A’s site for onsite process test.

2014-01 to 2014-02: Parties shall conduct inspections and hold an appraisal meeting.

Place of performance: Harbin Institute of Technology, Zhejiang Forest Bamboo Tech. Ltd.

Sharing the Result of the Contract:

1. All of the new technology and patent generated from this project belong to both parties. Party A shall have the priority right of use to the technology and patent. With mutual consent from both parties, this technology and patent can be transferred to third party to implement, and the parties will share the transfer fee equally.

2. Any financial support or funding from the government will be split between the parties – Party A take 75% and Party B take 25%.

3. Party A shall take 60% of any research monetary awards awarded by country, province, city or Ministry of Education for Scientific and Technological Progress awards, and Party B shall take 40%.

Risk Liability:

Both parties will bear the liability based on its own obligations and responsibilities, unless it is a force majeure incident.

Breach of Contract:

1. If Party B proposes to terminate the contract due to Party A’s cause, Party A shall have no right to request refund of the paid cooperation fee.

2. If Party A proposes to terminate the contract due to Party B’s cause, Party B shall return 50% of the paid cooperation fee.

3. If any party breaches the confidentiality, the other party shall have the right to claim for damage.

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Transaction

Amount: 200,000 yuan

Within 10 days upon the entry of the contract, Party A shall pay Party B 200,000 yuan.

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